BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
Aug. 1, 2019	News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYST Richard Baytosh Executive Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T Announces Redemption of Certain Depositary Shares
Full Redemption of Depositary Shares Representing Interests in its 5.850 Percent Series D Non-Cumulative Perpetual Preferred Stock and of Depositary Shares Representing Interests in its 5.625 Percent Series E Non-Cumulative Perpetual Preferred Stock

WINSTON-SALEM, N.C., Aug. 1, 2019 - BB&T Corporation (NYSE: BBT) announced today that it will redeem all outstanding shares of its 5.850 percent Series D Non-Cumulative Perpetual Preferred Stock (Series D Preferred Stock) and the corresponding depositary shares representing fractional interests in the Series D Preferred Stock (Series D Depositary Shares). BB&T will also redeem all outstanding shares of its 5.625 percent Series E Non-Cumulative Perpetual Preferred Stock (Series E Preferred Stock) and the corresponding depositary shares representing fractional interests in the Series E Preferred Stock (Series E Depositary Shares).

The Series D Depositary Shares (NYSE: BBT PRD, CUSIP: 054937206), each representing a 1/1,000th interest in a share of Series D Preferred Stock, and the Series E Depositary Shares (NYSE: BBT PRE, CUSIP: 054937404), each representing a 1/1,000th interest in a share of Series E Preferred Stock, will be redeemed simultaneously with the redemption of the respective Series D Preferred Stock or Series E Preferred Stock, in each case at a redemption price of $25 per depositary share (equivalent to $25,000 per share of preferred stock). All 23 million outstanding Series D Depositary Shares, and all 46 million outstanding Series E Depositary Shares, will be redeemed on the dividend payment date of Sept. 1, 2019.

Regular dividends on the outstanding shares of the Series D Preferred Stock of $365.625 per share (equivalent to $0.365625 per depositary share) and regular dividends on the outstanding shares of the Series E Preferred Stock of $351.5625 per share (equivalent to $0.3515625 per depositary share) will be paid separately to holders of record as of Aug. 14, 2019, in the customary manner. Accordingly, the redemption price for the Series D Preferred Stock and the redemption price for the Series E Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series D Preferred Stock and all dividends on the shares of Series E Preferred Stock will cease to accrue. In addition, since Sept. 1, 2019, is not a business day, all of the redemption price per preferred share, redemption price per depositary share and regular quarterly dividends for each of the Series D Preferred Stock and Series E Preferred Stock will be paid on the next succeeding business day, Sept. 3, 2019.

The Series D Depositary Shares and a portion of the Series E Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series D Depositary Shares and the portion of the Series E Depositary Shares held by DTC will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the Deposit Agreements that govern the Series D Depositary Shares and Series E Depositary Shares. Certificates or book entry holdings representing shares of either the Series D Preferred Stock or Series E Preferred Stock and receipts evidencing either the Series D Depositary Shares or Series E Depositary Shares called for redemption should be surrendered for payment at the following address:

Computershare Trust Company, N.A.
Attn: Corporate Actions
150 Royall St.
Canton, MA 02021

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $230.9 billion in assets and market capitalization of approximately $37.6 billion as of June 30, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,700 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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